EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Cobalt International Energy Inc. Non-Employee Directors Compensation Plan and the Cobalt International Energy, Inc, Non-Employee Directors Deferral Plan of our report dated September 4, 2009 with respect to the consolidated financial statements of Cobalt International Energy, L.P. for the year ended December 31, 2008 included in the Cobalt International Energy, Inc.’s Registration Statement on Form S-1, as amended (No. 333-161734).

/s/ Ernst & Young LLP

Houston, TX
February 1, 2010